EXHIBIT 10.12

Equity Investment Commitment between Rex Carr and International Fuel Technology, Inc.

Effective December 11, 2007, I, Rex Carr, a director of International Fuel Technology, Inc. (the “Company”) and a holder of over five (5%) of the Company’s common stock agree to invest up to an aggregate of $1,000,000 in the Company (the “Commitment”), at such time or times as the Company may request, in the form of a purchase or purchases of restricted common stock of the Company.  The Company may elect to draw from the Commitment at one time or from time to time, subsequent to March 1, 2008; provided, however, that the aggregate of such draws may not exceed $1,000,000.  If and when the Company elects to utilize available Commitment funds, the Company shall issue to me that number of shares of restricted common stock of the Company equal to the value of the investment then provided to the Company.  The number of shares to be issued will be calculated based on the closing price of the Company’s common stock as quoted on The OTC Bulletin Board on the date of the sale.

By:	/s/ Rex Carr	Date	December 11, 2007
Rex Carr
Director

By:	/s/ Jonathan R. Burst	Date	December 11, 2007
Jonathan R. Burst
Chief Executive Officer